Exhibit 99.1

Eagle Bulk Shipping Inc. Announces Closing of $88.0 Million Private Placement of Common Stock

STAMFORD, Conn., August 10, 2016 /PRNewswire/-- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) (the “Company”) today announced that it has closed its previously announced private placement of its common stock for aggregate gross proceeds of $88.0 million. After giving effect to the Company’s previously announced reverse stock split of its issued and outstanding shares of common stock, including the rounding down of fractional shares pursuant to such split, the private placement included the issuance of 29,333,318 shares of the Company’s common stock at $3.00 per share. The Company intends to use the proceeds of the private placement for the acquisition of dry bulk vessels and general corporate purposes.

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein.

About Eagle Bulk Shipping

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. We own one of the largest fleets of Supramax dry bulk vessels in the world. Supramax dry bulk are vessels which are constructed with on-board cranes, ranging in size from approximately 50,000 to 65,000 dwt and are considered a sub-category of the Handymax segment, typically defined as 40,000-65,000 dwt. We transport a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

SOURCE Eagle Bulk Shipping, Inc.

Investor Relations / Media - Jonathan Morgan, Perry Street Communications, New York, Tel. +1 212-741-0014